FORM N-SAR EXHIBIT 77.O:
TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

Name of Fund: Goldman Sachs Real Estate Securities Fund
Name of Underwriter or Dealer Purchased From: Morgan Stanley & Co. Inc. Names of Underwriting Syndicate Members: Goldman, Sachs & Co.;
Citigroup Global Markets Inc.; J.P. Morgan Securities Inc.; Morgan Stanley & Co. Inc.; UBS Securities Inc.
Name of Issuer:	Developers Diversified Realty
Date of First Offering:	2/9/10
Dollar Amount Purchased: 2,717,639
Number of Shares or Par Value of Bonds Purchased: 333,044
Price Per Unit:	8.16
Resolution Approved: Approved at the May 20, 2010 Board Meeting.*

*Resolution adopted at the Meeting of the Board of Trustees on May 20, 2010:
RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. (GSAM) to the Trustees all purchases made during the calendar quarter ended March 31, 2010 by the Trust on behalf of its Funds of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.